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                                                                     EXHIBIT 8.1

                                     FORM OF
                               FEDERAL TAX OPINION

           [letterhead of Luse Lehman Gorman Pomerenk & Schick, P.C.]





                                                                  (202) 274-2000

_______________, 2001

Board of Directors
The Savings Bank of Utica
233 Genesee Street
Utica, New York 13501

                  Re:  Mutual Holding Company Formation and Stock Issuance
                       ---------------------------------------------------

Ladies and Gentlemen:

         We have been requested as special counsel to The Savings Bank of Utica ("Bank") to express our opinion concerning the Federal income tax consequences relating to the proposed conversion of Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank ("Stock Bank") and the formation of Partners Trust, MHC, a federal mutual holding company ("MHC") which will acquire the outstanding stock of Stock Bank and subsequently contribute Stock Bank's stock to Partners Trust Financial Group, Inc. ("Holding Company").

         In connection therewith, we have examined the Plan of Reorganization (as defined below) and certain other documents of or relating to the Reorganization (as defined below), some of which are described or referred to in the Plan of Reorganization and which we deemed necessary to examine in order to issue the opinions set forth below. Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan of Reorganization.

         In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.

         In issuing our opinions, we have assumed that the Plan of Reorganization has been duly and validly authorized and has been approved and adopted by the board of directors of Bank at a meeting duly called and held; that Bank will comply with the terms and conditions of the Plan of Reorganization, and that the various factual representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the




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Board of Directors
The Savings Bank of Utica
____________, 2001
Page 2



effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan of Reorganization under state and local tax laws and under Federal income tax laws, except on the basis of the documents and assumptions described above.

         For purposes of this opinion, we are relying on the factual representations provided to us by Bank, which are incorporated herein by reference.

         In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder, current administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

         We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the IRS or a court.

                               SUMMARY OF OPINIONS
                               -------------------

         Based on the facts, representations and assumptions set forth herein, we are of the opinion that:

         With Respect to the Exchange of Bank's Charter for a Stock Charter ("Bank Conversion"):

         1. Bank's exchange of its charter for a federal stock savings bank charter is a mere change in identity and form and therefore qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code ("Code").

         2. No gain or loss will be recognized by Bank upon the transfer of its assets to Stock Bank solely in exchange for shares of Stock Bank stock and the assumption by Stock Bank of the liabilities of Bank. (Code Sections 361(a) and 357(a)).

         3. No gain or loss will be recognized by Stock Bank upon the receipt of the assets of Bank in exchange for shares of Stock Bank common stock. (Code
Section 1032(a)).

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Board of Directors
The Savings Bank of Utica
____________, 2001
Page 3



         4. Stock Bank's holding period in the assets received from Bank will include the period during which such assets were held by Bank. (Code
Section 1223(2)).


         5. Stock Bank's basis in the assets of Bank will be the same as the basis of such assets in the hands of Bank immediately prior to the proposed transaction. (Code Section 362(b)).

         6. Bank members will recognize no gain or loss upon the constructive receipt of solely Stock Bank common stock in exchange for their membership interests in Bank. (Code Section 354(a)(1)).

         7. The basis of the Stock Bank common stock to be constructively received by Bank's members (which basis is -0-) will be the same as their basis in their membership interests in Bank surrendered in exchange therefor. (Code
Section 358(a)(1)).

         8. The holding period of the Stock Bank common stock constructively received by the members of Bank will include the period during which the Bank members held their membership interests, provided that the membership interests were held as capital assets on the date of the exchange. (Code Section 1223(1)).

         9. Stock Bank will succeed to and take into account Bank's earnings and profits or deficit in earnings and profits, as of the date of the proposed transaction. (Code Section 381).

        10. For purposes of Section 381, Stock Bank will be treated the same as Bank, and therefore, Bank's tax year will not end merely as a result of the Bank Conversion and Stock Bank will not be required to obtain a new Employee Identification Number. (Treas. Reg. Section 1.381(b)-2 and Rev. Rul. 73-526, 1973-2 CB. 404.

        11. No gain or loss shall be recognized by the Eligible Account Holders and the Supplemental Eligible Account Holders of the Bank on the issuance to them of withdrawable deposit accounts in the Stock Bank plus interests in the liquidation account of the Stock Bank in exchange for their deposit accounts in the Bank or to the other depositors on the issuance to them of withdrawable deposit accounts (Section 354(a) of the Code).

        12. Provided the fair market value of the subscription rights to purchase Common Stock is zero, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company. Gain realized, if any, by the Eligible Account




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Board of Directors
The Savings Bank of Utica
____________, 2001
Page 4


Holders and Supplemental Eligible Account Holders on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Section 356(a)). Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

        13. The basis of the deposit accounts in the Stock Bank to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and other depositors of the Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor (Section 358(a)(1) of the Code). The basis of the interests in the liquidation account of the Stock Bank to be received by the Eligible Account Holders and Supplemental Eligible Account Holders of the Bank shall be zero (Rev. Rul. 71-233, 1971-1 C.B. 113).

        With Respect to the Transfer of Stock Bank Stock to MHC for Membership Interests (the "351 Transaction"):

        14. The exchange of stock by the Stock Bank stockholders in exchange for membership interests in MHC will constitute a tax-free exchange of property solely for "stock" pursuant to Section 351 of the Internal Revenue Code.

        15. Stock Bank's stockholders will recognize no gain or loss upon the transfer of the Stock Bank stock they constructively received in the Bank conversion to MHC solely in exchange for membership interests in MHC. (Code
Section 351).

        16. Stock Bank stockholders' basis in the MHC membership interests received in the transaction (which basis is -0-) will be the same as the basis of the property transferred in exchange therefor. (Code Section 358(a)(1)).

        17. Stock Bank stockholders' holding period for the membership interests in MHC received in the transaction will include the period during which the property exchanged was held by Stock Bank stockholders, provided that such property was a capital asset on the date of the exchange. (Code Section 1223(1)).

        18. MHC will recognize no gain or loss upon the receipt of property from Stock Bank stockholders in exchange for membership interests in MHC. (Code
Section 1032(a)).




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Board of Directors
The Savings Bank of Utica
____________, 2001
Page 5



        19. MHC's basis in the property received from Stock Bank stockholders (which basis is -0-) will be the same as the basis of such property in the hands of Stock Bank stockholders immediately prior to the transaction. (Code Section 362(a)).

        20. MHC's holding period for the property received from Stock Bank's stockholders will include the period during which such property was held by Stock Bank stockholders. (Code Section 1223(2)).

        With Respect to the Transfers to Holding Company in Exchange for Common Stock in Holding Company (the "Secondary 351 Transaction")

        21. MHC and the persons who purchased Common Stock of Holding Company in the Subscription and Community Offering ("Minority Stockholders") will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to Holding Company in exchange for stock in Holding Company. Code Sections 351(a).

        22. Holding Company will recognize no gain or loss on its receipt of Stock Bank stock and cash in exchange for Holding Company stock. (Code Section 1032(a)).

        23. MHC's basis in the Holding Company Common Stock received in the Secondary 351 Transaction will be the same as its basis in the Stock Bank stock transferred. (Code Section 358(a)(1)).

        24. MHC's holding period in the Holding Company Common Stock received will include the period during which it held the Stock Bank stock, provided that such property was a capital asset on the date of the exchange. (Code Section 1223(1)).

        25. Holding Company's basis in the Stock Bank stock received from MHC will be the same as the basis of such property in the hands of MHC. (Code
Section 362(a)).

        26. Holding Company's holding period for the Stock Bank stock received form MHC will include the period during which such property was held by MHC. (Code Section 1223(2)).

        27. The basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof plus the basis, if any, of nontransferable subscription rights (Section 1012 of the Code). Accordingly, assuming the nontransferable subscription rights have no value, the basis of the Common Stock to the Eligible Account Holders and Supplemental Eligible Account Holders will be the amount paid therefor. The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised (Section 1223(6) of the Code).


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Board of Directors
The Savings Bank of Utica
____________, 2001
Page 6



                              PROPOSED TRANSACTION
                              --------------------



        On October 2, 2001, the board of directors of Bank adopted that certain Plan of Reorganization From a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the "Plan of Reorganization"). For what are represented to be valid business purposes, Bank's board of directors has decided to convert to a mutual holding company structure pursuant to statutes. The following steps are proposed:

        (i) Bank will organize an interim stock savings bank (Interim One) as its wholly owned subsidiary;

        (ii) Interim One will organize an interim stock savings bank as its wholly owned subsidiary (Interim Two); and

        (iii) Interim One will also organize a federal mid-tier holding company as its wholly owned subsidiary (Holding Company).

        The following transactions will occur simultaneously:

        (iv) Bank will exchange its charter for a federal stock savings bank charter (Stock Bank) and will constructively issue its common stock to members of Bank;

        (v) Interim One will cancel its outstanding stock and exchange its charter for a federal mutual holding company charter and thereby become MHC;

        (vi) Interim Two will merge with and into Stock Bank, with Stock Bank as the surviving entity, the former members of Stock Bank who constructively hold stock in Bank will exchange their stock in Stock Bank for membership interests in MHC; and

        (vii) MHC will contribute Stock Bank's stock to Holding Company, a wholly owned subsidiary of MHC, for additional shares of Holding Company stock.

        (viii) Contemporaneously, with the contribution set forth in "(vii)", Holding Company will offer to sell up to 49.9% of its Common Stock in the Subscription Offering and, if applicable, the Community Offering.



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Board of Directors
The Savings Bank of Utica
____________, 2001
Page 7



        These transactions are referred to herein collectively as the "organization."

        Those persons who, as of the date of the Bank Conversion (the "Effective Date"), hold depository rights with respect to Bank will thereafter have such rights solely with respect to Stock Bank. Each deposit account with Bank at the time of the exchange will become a deposit account in Stock Bank in the same amount and upon the same terms and conditions. Following the completion of the Reorganization, all depositors and borrowers who had membership rights with respect to Bank immediately prior to the Reorganization will continue to have such rights solely with respect to MHC so long as they continue to hold deposit accounts or borrowings with Stock Bank. All new depositors of Stock Bank after the completion of the Reorganization will have ownership rights solely with respect to MHC so long as they continue to hold deposit accounts with Stock Bank.

        The shares of Interim Two common stock owned by MHC prior to the Reorganization shall be converted into and become shares of common stock of Stock Bank on the Effective Date. The shares of Stock Bank common stock constructively received by Stock Bank stockholders (formerly the members holding liquidation rights of Bank) will be transferred to MHC by such persons in exchange for membership interests in MHC.

        Holding Company will have the power to issue shares of capital stock (including common and preferred stock) to persons other than MHC. So long as MHC is in existence, however, it must own a majority of the voting stock of Holding Company. Holding Company may issue any amount of non-voting stock to persons other than MHC. No such non-voting stock will be issued as of the date of the Reorganization.

        The opinions set forth above represent our conclusions as to the application of existing Federal income tax law to the facts of the instant transaction, and we can give no assurance that changes in such law, or in the interpretation thereof, will not affect the opinions expressed by us. Moreover, there can be no assurance that contrary positions may not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.

        Our opinion under paragraph 21 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs 21 and 22 above assumes that the subscription rights to


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Board of Directors
The Savings Bank of Utica
____________, 2001
Page 8



purchase shares of Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. We understand that you have received a letter from RP Financial, LC that the subscription rights do not have any value. We express no view regarding the valuation of the subscription rights.

        If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or the Stock Bank may be taxable on the distribution of the subscription rights.

        All of the opinions set forth above are qualified to the extent that the validity of any provision of any agreement may be subject to or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. We do not express any opinion as to the availability of any equitable or specific remedy upon any breach of any of the covenants, warranties or other provisions contained in any agreement. We have not examined, and we express no opinion with respect to the applicability of, or liability under, any Federal, state or local law, ordinance, or regulation governing or pertaining to environmental matters, hazardous wastes, toxic substances, asbestos, or the like.

        It is expressly understood that the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact would affect the opinions expressed herein.

        We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above.

        We hereby consent to the filing of the opinion as an exhibit to Bank's combined Form MHC-1/MHC-2 Notice of MHC Reorganization and Application for Approval of a Minority Stock Issuance by a Subsidiary of MHC as filed with the OTS and to Holding Company's Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Forms MHC-1/MHC-2 and S-1 under the captions "The Reorganization and Offering - Tax Effects of the Reorganization" and "Legal and Tax Matters," and to the summarization of our opinion in such Prospectus.

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Board of Directors
The Savings Bank of Utica
____________, 2001
Page 9

                                           Very truly yours,




                              ----------------------------------------------
                                    LUSE LEHMAN GORMAN POMERENK & SCHICK
                                         A Professional Corporation



TAX OPINION 12 17 01.DOC